Exhibit 4.1

AMENDMENT NO. 5 TO RIGHTS AGREEMENT

THIS FIFTH AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”), dated as of December 15, 2014, by and between Compuware Corporation, a company organized under the laws of the State of Michigan (the “Company”), and Computershare Trust Company, N.A. (the “Rights Agent”), amends the Rights Agreement, dated as of October 25, 2000 (as amended to date, the “Rights Agreement”), by and between the Company and the Rights Agent.  Capitalized terms not defined herein shall have the meanings given to them in the Rights Agreement.

WHEREAS, the Company and the Rights Agent have entered into the Rights Agreement specifying the terms of the Rights (as defined therein);

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 28 of the Rights Agreement, which provides that the Company and the Rights agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing rights or commons shares; and

WHEREAS, the Rights are currently redeemable; and

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of September 2, 2014 (the “Merger Agreement”), by and among the Company, Compuware Holdings, LLC (formerly Project Copper Holdings, LLC), a Delaware limited liability company (“Parent”), and Project Copper Merger Corp., a Michigan corporation and direct wholly owned Subsidiary of Parent (“Acquisition Sub”); and

WHEREAS, in connection with the consummation of the Merger, as defined in the Merger Agreement, the Company desires to amend the Rights Agreement to amend the definition of “Final Expiration Date.”

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

1.	Amendment to the Definition of “Final Expiration Date”. The Rights Agreement is hereby amended to restate the definition of “Final Expiration Date” to read in its entirety as follows:

“Final Expiration Date” shall mean the first to occur of (i) the Close of Business on May 9, 2015 and (ii) immediately prior to the Effective Time of the Merger (as such terms are defined in that certain Agreement and Plan of Merger, dated as of September 2, 2014 (the “Merger Agreement”), by and among the Company, Compuware Holdings, LLC (formerly Project Copper Holdings, LLC) (“Parent”), a Delaware limited liability company, and Project Copper Merger Corp. (“Acquisition Sub”), a Michigan corporation and direct wholly owned Subsidiary of Parent), which is currently expected to occur on December 15, 2014.”

2.	The Form of Right Certificate attached to the Agreement as Exhibit B, as amended, is hereby amended by replacing all references to “May 9, 2015” therein with “the first to occur of (i) the Close of Business on May 9, 2015 and (ii) immediately prior to the Effective Time of the Merger (as such terms are defined in that certain Agreement and Plan of Merger, dated as of September 2, 2014 (the “Merger Agreement”), by and among the Company, Compuware Holdings, LLC (formerly Project Copper Holdings, LLC) (“Parent”), a Delaware limited liability company, and Project Copper Merger Corp. (“Acquisition Sub”), a Michigan corporation and direct wholly owned Subsidiary of Parent), which is currently expected to occur on December 15, 2014.”

3.	The Summary of Rights to Purchase Preferred Shares attached to the Agreement as Exhibit C, as amended, is hereby amended by replacing all references to “May 9, 2015” therein with “the first to occur of (i) the Close of Business on May 9, 2015 and (ii) immediately prior to the Effective Time of the Merger (as such terms are defined in that certain Agreement and Plan of Merger, dated as of September 2, 2014 (the “Merger Agreement”), by and among the Company, Compuware Holdings, LLC (formerly Project Copper Holdings, LLC) (“Parent”), a Delaware limited liability company, and Project Copper Merger Corp. (“Acquisition Sub”), a Michigan corporation and direct wholly owned Subsidiary of Parent), which is currently expected to occur on December 15, 2014.”

4.	Notice to Rights Agent. The Company will notify the Rights Agent of occurrence of the Effective Time of the Merger (as defined in the Merger Agreement) promptly thereafter.

5.	Effect on Agreement. Upon execution of this Amendment, each reference in the Rights Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import, and each similar reference in any document related thereto, or executed in connection therewith, shall mean and be a reference to the Rights Agreement as amended by this Amendment, and the Rights Agreement and this Amendment shall be read together and construed as one single instrument. This Amendment is intended to amend the Rights Agreement. Except as specifically set forth herein, all other terms and conditions of the Rights Agreement shall remain in full force and effect without modification.

6.	Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Michigan for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

7.	Descriptive Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

8.	Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to Rights Agreement to be duly executed as of the day and year first above written.

COMPUWARE CORPORATION
By:	/s/Daniel S. Follis, Jr.
Name:	Daniel S. Follis, Jr.
Title:	General Counsel and Secretary

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/Dennis V. Moccia
Name:	Dennis V. Moccia
Title:	Manager, Contract Administration

Signature Page for Fifth Amendment to Shareholder Rights Agreement